Exhibit 7.1

April 7, 2007


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We confirm that we have reviewed the responses of Tonga Capital Corporation with respect to ITEM 4.02(b) of their Form 8-K dated April 6, 2007, captioned "Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review," which Tonga intends to file within the next four business days. We agree with all of the statements contained therein that pertain to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas